This SHARE PURCHASE AGREEMENT (this **"Agreement"**) dated January 27, 2025 is made and entered into by and between:

1) MR. SUN MENG, located in [ ] (the **"Seller")**

and

2) VS MEDIA PTE LTD (the **"Purchaser"**), incorporated in the Republic of Singapore and its registered address is 100 Cecil Street #15-02, The Globe, Singapore 069532. (Company Identification no: S26999932D);

(individually a "**Party**", collectively **"Parties"**)

WHEREAS:

A. The Seller holds 70% of the entire issued share capital in S T MENG PTE. LTD (**"Company**"), a limited liability company incorporated in the Republic of Singapore and its registered address is at 3 International Business Park #03-29 Nordic European Centre Singapore 609927 (Company Reg. No. 201938145C). The Company is engaged in the principal business of international trading of a variety of goods including consumer products like sugar, vegetables and raw material for South East Asia markets.

B. The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller 25,200 ordinary shares ("**Sale Shares"**), which accounts for approximately 21% of the entire issued share capital of the Company; and

C. The Seller and the Purchaser agree to enter into this Agreement to govern the Seller's sale and the Purchaser's purchase of the Sale Shares.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1. Definitions

"Closing"	has the meaning set forth in Clause 7.
"Encumbrances"	any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature.

"Material Adverse Effect"	with respect to a party shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the financial condition, assets, liabilities, results of operations, business, operations or prospects of such party or its subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by the this Agreement and to timely perform its material obligations hereunder, except to the extent that any such material adverse effect results from changes in generally accepted accounting principles that are generally applicable to comparable companies, or changes in general economic and market conditions.
"Sale Shares"	25,200 ordinary shares in the Company owned by the Seller.

1.2. Words and terms denoting the singular shall mean the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate or unincorporated, associations and other entities.

1.3. The clause headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

2. Sale and Purchase of Sale Shares

2.1. On and subject to the terms of this Agreement, the Seller shall sell, and the Purchaser shall purchase, the Sale Shares.

2.2. The Sale Shares shall be sold by the Seller free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

3. Consideration

The consideration for the Sale Shares shall be made by way of in-kind consideration by allotting and/or transferring (or procuring others to do so) to the Seller 1,500,000 Class A Ordinary Restricted Shares of VS Media Holdings Limited (which is equivalent to approximately USD 1,875,000 as of the closing

share price on January 24, 2025), which the Company agrees and acknowledge as good and sufficient consideration for the Platform.

4. Lock-up

The Purchaser hereby undertakes that, without the prior written consent of the Company, it shall not, whether directly or indirectly, at any time during the period of six (6) months starting from and inclusive of the date of listing of the ordinary shares of the Company on the Nasdaq Capital Market, (i) dispose of any of the Sale Shares or any interest in any company or entity (directly or indirectly) holding any of the Sale Shares, (ii) enter into any transactions directly or indirectly with the same economic effect as any aforesaid transactions; (iii) agree or contract to, or publicly announce any intention to enter into any of the aforesaid transactions with a third party; or (iv) (where applicable) allow itself to undergo a change of control (as defined in the Codes on Takeovers and Mergers and Share Buy-backs) at the level of its ultimate beneficiary owner.

5. Conditions

5.1. Conditions to obligations of both Parties:

a) No government authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreements.

b) No action, suit, proceedings or investigations shall have been instituted or threatened by a government authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreements.

5.2. Conditions to obligations of the Purchaser

The obligations of the Purchaser to purchase the Sale Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

a) The representations and warranties of the Seller contained in Clause 6 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date (except for those that expressly speak as of an earlier date, in which case on and as of such earlier date);

b) The Seller shall have performed and complied in all material respects with all, and not be in breach of default in any material respects under any

agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

c) There shall have been no Material Adverse Effect with respect to the Company and its subsidiaries, if any;

d) All corporate and other actions required to be taken by the Seller in connection with the sale of the Sale Shares shall have been completed;

e) The Seller has delivered all the documents under Clause 7.2 on or before the Closing Date.

6. Representations and Warranties

6.1. The Seller hereby represent and warrant to the Purchaser that, as of the date hereof and as of the Closing, the following representations and warranties are true and correct:

a) The Seller is duly formed, validly existing and in good standing in the jurisdiction of its organization.

b) The Seller has all requisite legal power and authority to execute, deliver and perform its obligations under this Agreements. The execution, delivery and performance of this Agreements by the Seller have been duly authorized by all necessary corporate action.

c) The Sale Shares are free and clear of any Encumbrances, except for restrictions created by virtue of this Agreement. Upon entry of the Purchaser into the register of members of the Company as the legal owner of the relevant Sale Shares, the Seller will transfer to Purchaser good and valid title to the relevant Sale Shares, free and clear of any Encumbrance.

d) None of the execution and delivery by the Seller of this Agreement, nor the consummation by the Seller of any of the transactions contemplated hereby or thereby, nor the performance by the Seller of this Agreement in accordance with their respective terms requires the consent, approval, order or authorization of any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

7. Closing

7.1. Subject to satisfaction or, to the extent permissible, waiver by a Party or Parties entitled to the benefit of the conditions set forth in Clause 5, the closing of the sale of the Sale Shares shall take place at such time, date and place as Parties may agree. The date and time of the Closing are referred to herein as the **"Closing Date"**.

7.2. On Closing:

a) the Seller shall deliver or make available to the Purchaser the following:

i. a certified true copy of the written resolutions of the directors of the Seller authorising and approving (1) the entry by the Seller into this Agreement; and (2) the sale of the Sale Shares by it to the Purchaser pursuant to this Agreement;

ii. within 5 business days of Closing, a certified true copy of the register of members of the Company recording the Purchaser as holder of the Sale Shares.

iii. Within 5 business days of Closing, a certified true copy of the updated register of directors of the Company evidencing that a designee of the Purchaser has been appointed as Director; and

a) The Purchaser shall deliver to the Seller the following:

i. a certified true copy of the written resolutions of the directors of the Purchaser authorising and approving (1) the entry by the Purchaser into this Agreement; and (2) the purchase of the Shares by it from the Seller pursuant to this Agreement.

ii. settling the consideration by allotting and/or transferring (or procuring others to do so) to the Seller 1,500,000 Class A Ordinary Restricted Shares of VS Media Holdings Limited in the manner and time as agreed by the parties herein.

1.2. The Purchaser and the Seller agree that:

a) The Seller shall provide (and cause the Company to provide) full control on management and operation of the Company to the Purchaser or its affiliate after the Closing.

b) A designee of the Purchaser will be appointed as Director of the Board

c) The Purchaser or its affiliate shall be entitled, upon giving notice to the Seller, to further acquire from the Seller the shares of the Company up to 70% of the total issued shares of the Company in accordance with the same calculation/determination and basis of the consideration as set out in this Agreement, in which case the Seller agrees to do all acts and sign all documents (and cause the Company and other shareholders of the Company, as applicable, to do all acts and sign all documents) as necessary to effect and

complete the transfer of shares of the Company to the Purchaser or its affiliate.

d) The Seller agrees to authorize three (3) additional persons to receive from the Purchaser and hold together with the Seller the consideration of 1,500,000 Class A Ordinary Restricted Shares of VS Media Holdings Limited in the manner as agreed by the Purchaser. The Seller agrees to do all acts and sign all documents as necessary to effect and complete the aforesaid authorization setting out the details of the three (3) additional persons and such other information as Schedule 1 to this Agreement, as required by the Purchaser.

2. Further Assurance

2.1. Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

3. Partial Invalidity

3.1. If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, the legality, validity and enforceability in other jurisdictions or of the remaining provisions of this Agreement shall not be affected or impaired thereby.

4. Costs and Expenses

4.1. Each Party shall bear its own costs of and incidental to the preparation, negotiation and settlement of this Agreement (including, without limitation, legal fees and expenses relating to this Agreement).

4.2. The Purchaser shall be responsible for and shall pay all stamp duty and registration fees payable on or pursuant to this Agreement and the transfer of the Sale Shares

5. Assignment

5.1. No Party shall assign any of its rights or obligations under this Agreement without the written consent of the other Party.

6. Continuing Effect of Agreement

6.1. Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

7. General

7.1. This Agreement supersedes all and any previous agreements, arrangements or understanding between the Parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof and neither Party shall have any claim in connection therewith.

7.2. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by the other Party which is not contained in this Agreement). No variation of this Agreement shall be effective unless made in writing and signed by all Parties.

7.3. Time shall be of the essence of this Agreement but no failure by any Party to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against the other. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

7.4. No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that Party's ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed. In the event of a default by either Party in the performance of its obligations under this Agreement, the non-defaulting Party shall have the right to obtain specific performance of the defaulting Party's obligations. Such remedy shall be in addition to any other remedies provided under this Agreement or at law.

8. Notices

8.1. Any notice claim, demand, court process, document or other communication to be given under this Agreement (collectively "communication" in this Clause) shall be in writing in the English language and may be served or given personally or sent to the e-mail address (if any) of the relevant Party and marked for the attention and/or copied to such other person as specified in Clause 13.4.

8.2. A change of address or e-mail address of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 13 on the other Party with specific reference in such notice that such change is for the purposes of this Agreement.

8.3. All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	**Time of deemed receipt**
Local mail or courier	24 hours
E-mail	on despatch
Air courier/Speedpost	3 days
Airmail	7 days

8.4. The initial addresses and e-mail addresses of the Parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

If to the Vendor:

Mr. Sun:

Address : [ ]

Attention : Sun Meng

If to the Purchaser:

Address : 6/F, Koho, 75 Hung To Road, Kwun Tong, Hong Kong
Attention : Ivy Wong, CEO

8.5. A communication served in accordance with this Clause 13 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee's address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee's address. In the case of communication by e-mail, such communication shall be deemed properly transmitted upon the receipt of the sent confirmation by the e-mail account of the sender.

8.6. Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

9. Miscellaneous

9.1. Costs and Expenses

Each of the Parties shall bear their own costs and expenses (including legal expenses) in respect of the transactions contemplated by this Agreement and all other expenses for the implementation of such transaction.

9.2. Counterparts

This Agreement may be executed in any number of counterparts each of which shall be binding upon the Party executing it and which together shall constitute one agreement.

9.3. Governing Law

This Agreement shall be governed by and construed under the Laws of Singapore, without regard to principles of conflict of Laws thereunder.

In witness whereof this Agreement has been duly executed by the Parties hereto the day and year first above written.

Signed by	)
/s/ Sun Meng	)
MR. SUN MENG	)

Signed by	)
/s/ VS Media Pte Ltd	)
Director, for and on behalf	)
of **VS MEDIA PTE LTD**	)

Schedule 1

Authorization Details

Name	Registered Address	Certificate No:
IRONOAK DEVELOPMENT CO., LIMITED	Workshop 30, 3/F, Blk A, East Sun Ind Ctr. No. 16 Shing Yip Street, Kwun Tong, Hong Kong	[ ]
NEXBRIDGE GROUP LIMITED	Workshop 30, 3/F, Blk A, East Sun Ind Ctr. No. 16 Shing Yip Street, Kwun Tong, Hong Kong	[ ]
RIVINTU SOLUTIONS CO., LIMITED	Workshop 30, 3/F, Blk A, East Sun Ind Ctr. No. 16 Shing Yip Street, Kwun Tong, Hong Kong	[ ]